Exhibit 99.2

Contact:

Retrophin, Inc.	Retrophin, Inc.
Marc Panoff, CFO	Chris Cline, CFA Manager, Investor Relations
646-564-3671	646-564-3680
marc@retrophin.com	IR@retrophin.com

Retrophin Announces Appointment of Jeffrey A. Meckler to Board of Directors

New York, NY (October 10, 2014) – Retrophin, Inc. (NASDAQ: RTRX) today announced the appointment of Jeffrey A. Meckler to the Board of Directors as a fourth independent director.

“Jeff brings to our board of directors broad industry experience ranging from early stage to large pharmaceutical,” said Stephen Aselage, Chief Executive Officer of Retrophin. “His insights will help advance the pipeline and grow the company through opportunistic business development opportunities.”

Mr. Meckler is a Director of QLT, Inc., an ultra-orphan opthalmic biotechnology company based in Canada, as well as the Managing Director of The Andra Group, a life sciences consulting firm. Previously, Mr. Meckler acted as a Director and Interim CEO of Cypress Bioscience Inc. after its acquisition by Royalty Pharma. He has also served as a Director of ClearFarma USA, Kyalin Bioscience and Alveolus Inc. Earlier in his career, Mr. Meckler held a series of positions at Pfizer Inc. in Manufacturing Systems, Market Research, Business Development, Strategic Planning and Corporate Finance, which included playing a significant role in acquisitions and divestitures. Mr. Meckler is the past President and continues to serve on the Board of Children of Bellevue, a non-profit organization focused on advocating and developing pediatric programs at Bellevue Hospital Center. Mr. Meckler holds a B.S. in Industrial Management and M.S. in Industrial Administration from Carnegie Mellon University. In addition, Mr. Meckler received a J.D. from Fordham University School of Law.

About Retrophin

Retrophin is a pharmaceutical company focused on the development, acquisition and commercialization of drugs for the treatment of serious, catastrophic or rare diseases for which there are currently no viable options for patients. The Company’s approved products include Chenodal®, Thiola® and Vecamyl®, and its pipeline includes compounds for several catastrophic diseases, including focal segmental glomerulosclerosis (FSGS), pantothenate kinase-associated neurodegeneration (PKAN), schizophrenia, infantile spasms, nephrotic syndrome and others. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. No forward-looking statement can be guaranteed. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s filings with the Securities and Exchange Commission.